Exhibit 99.1
NEWS RELEASE
Oasis Petroleum Inc. Completes Initial Public Offering,
Including Underwriters’ Over-Allotment Option
Houston, Texas — June 22, 2010 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) announced today that it has completed its initial public offering of 48,300,000 shares of its common stock at $14.00 per share. Oasis sold 30,370,000 shares of common stock in this offering, and OAS Holding Company LLC, the selling stockholder, sold 17,930,000 shares of common stock, including 6,300,000 shares sold by the selling stockholder pursuant to the full exercise of the underwriters’ over-allotment option.
Net proceeds received by Oasis from the offering were approximately $395.7 million after deducting underwriting discounts and estimated offering expenses. Oasis intends to use these net proceeds to repay all outstanding indebtedness under its revolving credit facility and to fund its exploration and development program. Oasis did not receive any proceeds from the sale of shares by the selling stockholder.
Morgan Stanley and UBS Investment Bank acted as joint book-running managers for the offering with Simmons & Company International acting as co-lead manager. The offering of these securities was made only by means of a prospectus, copies of which may be obtained from Morgan Stanley & Co. Incorporated, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by calling (866) 718-1649, or from UBS Securities LLC, Attention: Prospectus Department, 299 Park Avenue, New York, NY 10171, or by calling (888) 827-7275.
A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of such common stock in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Oasis
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources.
Contact:
Oasis Petroleum Inc.
Richard Robuck, (713) 481-0435
Director – Investor Relations